EXHIBIT 99.1

Volition appoints Dr Andrew Retter as Chief Medical Officer

Henderson, Nevada, March 19, 2024 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company, has appointed Dr Andrew Retter as its Chief Medical Officer, effective April 1, 2024.

Dr Retter will provide medical leadership at Volition and ensure the company’s scientific and clinical efforts are aligned with patient needs.

Andrew is an Intensive Care Consultant at Guy’s and St. Thomas' NHS Foundation Trust in London, where he has worked as a Consultant since 2014 and leads Clinical Governance in Critical Care. He specializes in the management of severe respiratory failure, ECMO and thrombosis.  Dr Retter is the only Consultant in the UK to hold dual entry on the specialist register in Intensive Care and Haematology, and provides national guidance on the management of complex haematology patients in critical care.

Dr Retter has worked with Volition in an advisory capacity since January 2022, to help guide the product development and clinical utility of Nu.Q® NETs – a CE-marked routine blood test to detect diseases associated with NETosis, such as sepsis.

Cameron Reynolds, President and Group Chief Executive Officer at Volition, said: “We are delighted to welcome Andrew to Volition. Dr Retter is a leading expert in Intensive Care Medicine and Haematology. As Chief Medical Officer he will be vital to our success – ensuring the needs of the patient are placed at the heart of our research, development and commercialization activities.”

Commenting on his appointment, Dr Retter said: “I’m joining Volition as I believe the company has the potential to transform healthcare through its range of cutting-edge diagnostic solutions that are simple, cost-effective and scalable, making them suitable for broad application in a variety of healthcare settings.

“In the healthcare profession, our goal is to detect disease early, rapidly treat patients and then be able to monitor treatment response. Volition’s pioneering technology has the potential to do just that, and to significantly improve patient outcomes.”

Volition is developing simple, easy-to-use, cost-effective blood tests to help diagnose and monitor a range of life-altering diseases including some cancers and diseases associated with NETosis such as sepsis. For more information about Volition’s technology go to: www.volition.com

About Volition

Volition is a multi-national epigenetics company focused on advancing the science of epigenetics. Volition is dedicated to saving lives and improving outcomes for people and animals with life-altering diseases through earlier detection, as well as disease and treatment monitoring.

Through its subsidiaries, Volition is developing and commercializing simple, easy to use, cost-effective blood tests to help diagnose and monitor a range of diseases, including some cancers and diseases associated with NETosis, such as sepsis. Early diagnosis and monitoring have the potential not only to prolong the life of patients, but also improve their quality of life.

Volition's research and development activities are centered in Belgium, with an innovation laboratory and office in the U.S. and additional offices in London and Singapore.

The contents found at Volition's website address are not incorporated by reference into this document and should not be considered part of this document.  Such website address is included in this document as an inactive textual reference only.

Media Enquiries:

Louise Batchelor/Debra Daglish, Volition, mediarelations@volition.com +44 (0)7557 774620

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to, among other topics, the effectiveness of Volition’s blood-based diagnostic, prognostic and disease monitoring tests, and Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases as well as serving as a diagnostic, prognostic or disease monitoring tools for such diseases. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including, without limitation, results of studies testing the efficacy of its tests. For instance, if Volition fails to develop and commercialize diagnostic, prognostic or disease monitoring products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic, prognostic or disease monitoring products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics and disease monitoring market and its rapid technological change; downturns in domestic and foreign economies; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics™ and Nu.Q® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries.

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